Exhibit 99.1

News Release	Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Media Contact:	Investor Contact:
Jay Worley (610) 902-6206	Barry Strzelec (610) 902-6256
jay.worley@airgas.com	barry.strzelec@airgas.com

For release: Immediately

Airgas Signs Two-Year, $295 Million Receivables Securitization Agreement

RADNOR, PA – March 18, 2010 – Airgas, Inc. (NYSE:ARG) today announced the signing of a two-year, $295 million accounts receivable securitization agreement, replacing the previous $345 million agreement which expires this month. The new agreement, backed by commercial banks rated double-A or higher, provides Airgas with funding at a cost that is 95 basis points above the commercial bank conduits’ costs of issuing A1/P1 commercial paper. The Company’s marginal cost of funding under this agreement is 65 basis points higher than the previous agreement. The new agreement, which expires March 16, 2012, will cover all $295 million of accounts receivable sold and outstanding under the previous agreement.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in over 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

Exhibit 99_20100322-2584-104E7110/Page 2

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Forward-Looking Statements

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: an economic downturn; supply cost pressures; increased industry competition; our ability to successfully consummate and integrate acquisitions; adverse changes in customer buying patterns; significant fluctuations in interest rates; increases in energy costs and other operating expenses; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including its Form 10-K dated March 31, 2009, subsequent Forms 10-Q, and other forms filed by the Company with the Securities and Exchange Commission.